UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    MAP PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 19, 2011

Notice is hereby given that on Thursday, May 19, 2011, MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “we”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at our headquarters, 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043. The Annual Meeting will begin at 8:00 a.m. Pacific Time.

Only stockholders who owned stock at the close of business on April 1, 2011 are entitled to vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, we will:

1. Elect the members of Class I of the Board of Directors to serve for a three-year term or until the election and qualification of their successors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. Seek an advisory (non-binding) vote to approve executive compensation;

4. Seek an advisory (non-binding) vote to approve the frequency of holding future advisory votes on executive compensation every 1, 2 or 3 years; and

5. Transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof is April 1, 2011. Shares of common stock may be voted at the Annual Meeting only if the holder is present at the meeting in person or by valid proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ CHARLENE A. FRIEDMAN

CHARLENE A. FRIEDMAN
Senior Vice President, General Counsel and Secretary

Mountain View, California

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, May 19, 2011: The MAP Pharmaceuticals proxy statement, form of proxy and 2010 Annual Report on Form 10-K are available at http://ir.mappharma.com/annual-proxy.cfm.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. YOU MAY ALSO SUBMIT YOUR COMPLETED PROXY VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

2400 Bayshore Parkway, Suite 200

Mountain View, California 94043

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

Thursday, May 19, 2011

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished to stockholders of MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “we”), in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2011, at 8:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our headquarters at 2400 Bayshore Parkway, Mountain View, California 94043. This proxy statement and accompanying proxy card are being mailed on or about April 15, 2011 to all stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the meeting, and for 10 days prior to the meeting, at MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Proposals to Be Voted On at the Annual Meeting

Stockholders of record as of April 1, 2011 are asked to vote on the following proposals:

1.	the election of the two nominees for election to the Board of Directors listed in this proxy statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2011;

3.	an advisory (non-binding) vote to approve executive compensation (“say-on-pay vote”): and

4.	an advisory (non-binding) vote to approve the frequency of holding future advisory votes on executive compensation every 1, 2 or 3 years.

Voting Rights and Solicitation of Proxies

Only holders of record at the close of business on Friday, April 1, 2011 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement that may occur. At the close of business on the Record Date, there were 30,276,248 shares of common stock, par value $0.01 per share (the “Common Stock”), outstanding, held by approximately 32 stockholders of record. On each matter to be considered at the Annual Meeting, each stockholder of record will be entitled to cast one vote for each share held on the Record Date.

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone or other electronic means, or in person by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Quorum Requirement and Votes Required for the Proposals

In order to constitute a quorum and to transact business at the Annual Meeting, a majority of the outstanding shares of Common Stock on the Record Date must be represented at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Under Delaware law, directors are elected by a plurality vote. Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. However, the ratification of our selection of PricewaterhouseCoopers LLP is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. A broker is not entitled to vote shares held for a beneficial owner on this proposal. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. The vote is advisory and therefore will not be binding on the Company.

With respect to the advisory vote to approve the frequency of holding future advisory votes on executive compensation, the option of one year, two years or three years that receives the affirmative vote of a majority of the aggregate votes present, in person or by proxy, at the Annual Meeting will be the frequency that has been approved by stockholders on an advisory basis. A broker is not entitled to vote shares held for a beneficial owner on this proposal. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. The vote is advisory and therefore will not be binding on the Company.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Timothy S. Nelson and Charlene A. Friedman, were selected by our Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by Mr. Nelson and

Ms. Friedman at the Annual Meeting. Aside from election of the named directors, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, approval of a non-binding advisory resolution regarding the compensation of the Company’s named executive officers and the approval of a non-binding advisory resolution regarding the frequency of stockholder voting on the compensation of the Company’s named executive officers, our Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matters should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary at the Company’s offices, located at 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Voting Via the Internet or by Telephone

If you hold stock certificates in your name, you will receive the Company’s proxy card from our stock transfer agent, American Stock Transfer & Trust Company. The proxy card will contain information on telephone and Internet voting, so that you may grant your proxy for those shares telephonically by calling the telephone number shown on the proxy card, or via the Internet at www.voteproxy.com.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and Internet grants of proxies. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant your proxy for those shares telephonically by calling the telephone number shown on the form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ website at www.proxyvote.com.

Submitting your proxy via the Internet or by telephone will not affect your right to revoke your proxy and vote in person, should you decide to attend the Annual Meeting.

The telephone and Internet proxy granting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting proxies via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Internet Availability of Proxy and Other Materials

The proxy statement, form of proxy and our 2010 Annual Report on Form 10-K are available on the Internet at http://ir.mappharma.com/annual-proxy.cfm.

MATTERS TO BE CONSIDERED AT THE 2011 ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Our Bylaws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office. Our Bylaws also provide that upon expiration of the term of office for a class of directors, nominees for such class will be elected for a term of three years or until their successors are duly elected and qualified.

The term of office of the Class I directors will expire in May 2011, and the Board of Directors has selected, upon recommendation by the nominating and corporate governance committee, two nominees for Class I directors. The nominees for the Class I director seats are John G. Freund, M.D. and H. Ward Wolff. The director nominees currently serve as directors of the Company. Carl S. Goldfischer, M.D., currently serving as a Class I director until the 2011 Annual Meeting, is not standing for reelection. Each director nominee has agreed to stand for election to a three-year term. The two candidates receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as Class I directors of the Company. The Class II directors, Thomas A. Armer, Ph.D., Bernard J. Kelley and Scott R. Ward, have one year remaining on their term of office. Steven A. Elms served as a Class II director until his resignation from the Board of Directors in February 2011. The Class III directors, Gerri A. Henwood, Matthew V. McPherron and Timothy S. Nelson, have two years remaining on their term of office.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is information regarding the nominees for Class I director, including their ages, the periods during which they have served as directors and information furnished by them as to principal occupations, current public company directorships and previous public company directorships within the past five years.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term to Expire at the 2014 Annual Meeting

Class I Directors (Term to Expire at the 2011 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
John G. Freund, M.D.	57	Managing Director, Skyline Ventures
H. Ward Wolff	62	Executive Vice President and Chief Financial Officer, Sangamo BioSciences, Inc.

John G. Freund, M.D. has served as a member of our Board of Directors since August 2004. Dr. Freund brings to our Board of Directors experience in corporate finance, particularly relating to biopharmaceuticals and medical devices, as well as senior management experience. Since 1997, Dr. Freund has been a Managing Director of Skyline Ventures, a venture capital firm. From 1995 to 1997, Dr. Freund served as a Managing Director in the private equity group at Chancellor Capital Management, Inc., an investment firm. In 1995, Dr. Freund co-founded Intuitive Surgical Inc., a medical device company focused on robotic-assisted minimally invasive surgery, and served as a Director until 2000. From 1988 to 1994, he held various positions at Acuson Corporation, a medical device company focused on diagnostic medical ultrasound systems, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners. Dr. Freund serves on the boards of directors of XenoPort, Inc., a biopharmaceutical company focused on developing therapies that improve the therapeutic benefits of existing drugs, MAKO Surgical Corp., a medical device company focused on medical robotics and implants, the SMALLCAP World Fund, Fundamental Investors, Inc., the Growth Fund of America, Inc. and a number of private companies. Dr. Freund served as a member of the board of directors of Sirtris Pharmaceuticals, Inc., a biopharmaceutical company focused on developing drugs to treat diseases associated with aging, from August 2004 to February 2008 and of Hansen Medical, Inc., a medical device company focused on medical robotics, from November 2002 to March 2010. Dr. Freund received an M.B.A. from Harvard Business School, where he graduated with high distinction and was a Baker Scholar, an M.D. from Harvard Medical School and a B.A. from Harvard College.

H. Ward Wolff has served as a member of our Board of Directors since March 2008. Mr. Wolff brings to our Board of Directors financial expertise, having served as a senior executive and chief financial officer of several public companies. Since December 2007, Mr. Wolff has been employed as Executive Vice President and Chief Financial Officer by Sangamo BioSciences, Inc., a biopharmaceutical company focused on developing novel human therapeutics based on DNA-binding proteins. Mr. Wolff was formerly with Nuvelo, Inc., a biopharmaceutical company focused on developing drugs for cardiovascular disease, where he served as Senior Vice President, Finance and Chief Financial Officer from July 2006 until its restructuring in August 2007. Prior to joining Nuvelo, he was Senior Vice President, Finance and Chief Financial Officer of Abgenix, Inc., a biopharmaceutical company focused on developing human therapeutic antibody products, from September 2004 until April 2006 when Abgenix merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and CFO of DoubleTwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools. Mr. Wolff is also a member of the board of directors of a private biopharmaceutical company. Mr. Wolff served as a member of the board of directors of Sangamo BioSciences, Inc. from June 2006 to December 2007, serving as chair of the audit committee. Mr. Wolff began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including senior audit manager. Mr. Wolff received a B.A. in economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. FREUND AND MR. WOLFF AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” DR. FREUND AND MR. WOLFF.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Set forth below is information regarding the continuing Class II and Class III directors, including their ages, the periods during which they have served as directors and information furnished by them as to principal occupations, current public company directorships and previous public company directorships within the past five years.

Class II Directors (Term to Expire at the 2012 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
Thomas A. Armer, Ph.D.	57	Chief Scientific Officer
Bernard J. Kelley	69	Former President, Merck Manufacturing Division, Merck & Co., Inc.
Scott R. Ward	51	Former Senior Vice President and President, Medtronic CardioVascular, Medtronic, Inc.

Thomas A. Armer, Ph.D. has served as our Chief Scientific Officer and as a member of our Board of Directors since the Company’s inception and served as our President and Chief Executive Officer from inception to April 2005. As one of the founders and as Chief Scientific Officer of our Company, Dr. Armer brings to our Board of Directors operating experience with the Company and insight into our business and technologies. From 1998 to 2003, Dr. Armer served as Vice President of Pulmonary Delivery Systems and later as Chief Scientific Officer at Sheffield Pharmaceuticals, Inc., a biopharmaceutical company focused on development of pharmaceuticals for pulmonary delivery. From 1989 to 1998, Dr. Armer held a series of senior management and product development positions at the Novon Products Group, a division of Warner-Lambert, and Aeroquip Vickers Corporation. Dr. Armer received a Ph.D. in chemical engineering from Tulane University.

Bernard J. Kelley has served as a member of our Board of Directors since May 2007. Mr. Kelley brings to our Board of Directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc., and he served as a member of the Merck Management Committee from 1995 to 2002. Mr. Kelley served as a member of the board of directors of Aegis Analytical Corporation, a private enterprise software company, from 2003 to 2006. Mr. Kelley currently serves on the board of directors of Codexis, Inc., a company focused on developing optimized biocatalysts for use in the pharmaceuticals, biofuels and other bioindustrial markets, serving as a member of the audit committee and compensation committee. Mr. Kelley received a B.S. in engineering from the U.S. Naval Academy.

Scott R. Ward has served as a member of our Board of Directors since September 2008 and as Chairman of our Board of Directors since February 2011. Mr. Ward brings to our Board of Directors experience in medical devices and drug delivery, as well as senior management and financial operations experience. From 1981 to 2010, Mr. Ward was employed by Medtronic, Inc., a medical device company, and served as Senior Vice President and President, Medtronic CardioVascular since May 2007. Previously, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, Vice President and General Manager of the Medtronic Drug Delivery Business and President of Medtronic Neurological. Mr. Ward serves on the board of directors of Surmodics, Inc., a provider of drug delivery and surface modification technologies to the healthcare industry. Mr. Ward received a B.S. in Genetics and Cell Biology in 1981, and an M.S. in Toxicology in 1983, both from the University of Minnesota.

Class III Directors (Term to Expire at the 2013 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
Gerri A. Henwood	58	President, Malvern Consulting Group
Matthew V. McPherron	46	Managing Director, Brookside Capital, LLC
Timothy S. Nelson	47	President and Chief Executive Officer

Gerri A. Henwood has served as a member of our Board of Directors since June 2004. Ms. Henwood brings to our Board of Directors experience in the pharmaceuticals industry and clinical research, as well as senior management experience. Ms. Henwood is currently the President of an independent pharmaceuticals, biologics and medical devices consulting firm, Malvern Consulting Group, and serves as the Chief Executive Officer of RecroPharma, Inc., a private biopharmaceutical company focused on developing pain therapies, and Garnet BioTherapeuctics, Inc., a private biotherapeutics company focused on cell therapies, cell manufacturing and cell based devices. From 1999 to July 2006, Ms. Henwood was President, Chief Executive Officer and, until May 2005, Chairman of the Board of Auxilium Pharmaceuticals, Inc., a public biopharmaceutical company which she founded, focused on developing therapies for diseases of aging and for excessive scarring disorders. From 1985 to 1999, Ms. Henwood served as President and Chief Executive Officer of IBAH, Inc., a publicly traded contract research company which she founded, originally named Bio-Pharm Clinical Services, Inc. Ms. Henwood is a member of the board of directors of Alkermes, Inc. a pharmaceutical company, and serves as a member of its nominating and governance committee. She received a B.S. from Neumann University.

Matthew V. McPherron has served as a member of our Board of Directors since January 2006. Mr. McPherron brings to our Board of Directors experience in corporate finance, as well as senior management experience. Since 1998, Mr. McPherron has been employed by Brookside Capital, LLC, an investment fund, where he is currently a Managing Director. From 1997 to 1998, Mr. McPherron served as President and Chief Operating Officer for U.S. Carelink, Inc., a clinical information company. Mr. McPherron received an M.B.A. from Harvard Business School and a B.S. from the University of Kansas.

Timothy S. Nelson has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2005. As our President and Chief Executive Officer, Mr. Nelson brings to our Board of Directors operating experience with the Company and insight into all aspects of our business. From 1998 to 2005, Mr. Nelson served as Senior Vice President of Commercial and Business Development at DURECT Corporation, a pharmaceutical company focused on developing therapies for patients with chronic diseases and other medical conditions. From 1992 to 1998, Mr. Nelson held various senior management positions with Medtronic, Inc., a medical device company, including Business Director of the Neurological Division for Europe, the Middle East and Africa from 1996 to 1998. Mr. Nelson received an M.M. with distinction from the Kellogg School of Management at Northwestern University and a B.S. in chemical engineering from the University of Minnesota.

There are no family relationships among executive officers or directors of the Company. There are no current legal proceedings and claims, either asserted or unasserted, to which the executive officers, directors or the Company are a party. There are no current, nor in the past 10 years have there been any, legal proceedings involving any director or executive officer related to, among other things, (i) federal bankruptcy, (ii) criminal proceedings, (iii) federal or state securities laws, (iv) any judgment, decree or order enjoining a director or officer from acting as an investment advisor, broker or dealer of securities or engaging in any type of business practice, (v) proceedings resulting from involvement in mail or wire fraud in connection with any business activity, and (vi) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2010, the Board of Directors held seventeen meetings. The Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, which held seven, eight and two meetings, respectively, during 2010. During the fiscal year ended December 31, 2010, each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. Our directors are encouraged to attend the Annual Meeting of Stockholders, although the Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting of Stockholders.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. The current members of our audit committee are Mr. Wolff, who is the chair of the committee, Mr. Kelley and

Mr. Ward. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Market. Our Board of Directors has determined that Mr. Wolff is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Global Market. Mr. Wolff, Mr. Kelley and Mr. Ward are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Global Market. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board of Directors has determined that each of Mr. Wolff, Mr. Kelley and Mr. Ward meets these heightened independence standards. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the audit committee charter is available on our website at www.mappharma.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate objectives relevant to compensation of our executive officers, evaluates the performance of these officers in light of those objectives and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee annually reviews the compensation committee charter and the committee’s performance. The current members of our compensation committee are Ms. Henwood, who is the chair of the committee, Mr. Kelley, Mr. McPherron and Mr. Ward, who has been a member of the committee since March 2010. Each of the members of our compensation committee is independent under the applicable rules and regulations of the SEC, the Nasdaq Global Market and the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the compensation committee charter is available on our website at www.mappharma.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. The committee annually reviews the nominating and corporate governance committee charter and the committee’s performance. The current members of our nominating and corporate governance committee are Dr. Freund and Mr. McPherron. Mr. Elms served as a member of our nominating and corporate governance committee until his resignation from the Board of Directors in February 2011. Each of the members of our nominating and corporate governance committee is independent under the applicable rules and regulations of the SEC and the Nasdaq Global Market. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Market. A copy of the nominating and corporate governance committee charter is available on our website at www.mappharma.com.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has at any time served as an officer or been otherwise employed by us. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

DIRECTORS’ COMPENSATION AND BENEFITS

Directors who also are our employees do not receive any fees for their service as a director. Since October 2007, following our initial public offering, we have paid compensation to our non-employee directors as follows.

Each non-management director receives an annual cash retainer of $25,000 per year. Such directors also receive an additional annual cash retainer of $4,000 per year for being a member of our audit committee, except that the chair of our audit committee receives an additional annual cash retainer of $7,500 per year. Non-management directors also receive an additional annual cash retainer of $4,000 per year for being a member of our compensation committee, except that the chair of our compensation committee receives an additional annual cash retainer of $7,500 per year. Non-management directors also receive an additional annual cash retainer of $2,500 per year for being a member of our nominating and corporate governance committee, except that the chair of our nominating and corporate governance committee receives an additional annual cash retainer of $5,000 per year.

Upon initial election to our Board of Directors, each non-management director receives an initial option grant of an option to purchase 30,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Such initial option grant vests and becomes exercisable as to one quarter of the total number of shares subject to the option on the one year anniversary of the date the director commences service on our Board of Directors, with the remainder of the option vesting and becoming exercisable as to 1/48th of the total number of shares subject to the option each month thereafter. On the date of each annual meeting of stockholders beginning in 2008, each non-management director who has served at least six months on our Board of Directors also receives an annual grant of an option to purchase 7,500 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Such annual option grant vests and becomes exercisable as to 1/12th of the total number of shares subject to the option on each monthly anniversary of the date of grant.

We also reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors.

Director Compensation

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven A. Elms	30,000	—	58,050	—	—	—	88,050
John G. Freund, M.D.	27,500	—	58,050	—	—	—	85,550
Carl S. Goldfischer, M.D.	25,000	—	58,050	—	—	—	83,050
Gerri A. Henwood	32,500	—	58,050	—	—	—	90,550
Bernard J. Kelley	33,000	—	58,050	—	—	—	91,050
Matthew V. McPherron	31,500	—	58,050	—	—	—	89,550
Scott R. Ward	32,000	—	58,050	—	—	—	90,050
H. Ward Wolff	32,500	—	58,050	—	—	—	90,550

(1)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the awards in accordance with Accounting Standards Codification, or ASC 718, Compensation – Stock Compensation. The valuation assumptions used in determining such amounts are described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)

Each director received an annual grant of an option to purchase 7,500 shares of our Common Stock on May 20, 2010. The options vest as to 1/12th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date of May 20, 2010. The fair value of such equity awards on the grant date computed in accordance with ASC 718 was $7.74 per share and the aggregate number of shares subject to option awards outstanding from this grant at the end of the fiscal year ended December 31, 2010 for each director who received this grant was 7,500.

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. We comply with rules and regulations promulgated by the SEC and the Nasdaq Global Market, and implement other corporate governance practices which we believe are in the best interests of the Company and our stockholders.

Company Leadership Structure and Risk Oversight

Our Board of Directors currently consists of nine members, including our President and Chief Executive Officer and our Chief Scientific Officer. The Chair of our Board of Directors, Scott R. Ward, is an independent director and has served as Chair since the resignation of the former Chair, Steven A. Elms, from the Board in February 2011. After our Annual Meeting, the Board of Directors will consist of eight members as Carl S. Goldfischer, M.D., a current director whose term expires at the Annual Meeting, is not standing for reelection.

The Company separates the Chair and Chief Executive Officer positions, in order to insure independent leadership of the Board of Directors and to promote more effective oversight of management by the Board of Directors. The Board of Directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our Company, while the Chair can focus on leading the Board of Directors in overseeing management. The Board of Directors regularly meets in executive session without management directors or management present.

Our Board of Directors generally oversees corporate risk in its review and deliberations relating to Company activities. Our Company is focused primarily on the advancement of our LEVADEX product candidate, and the Board of Directors regularly reviews plans, results and potential risks related to the LEVADEX program and other pipeline development programs, as well as financial and strategic risk relevant to our Company’s operations. Management regularly works to identify risks relating to our Company and communicates such risks to the Board when identified. In addition, our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. The nominating and corporate governance committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks and retains overall responsibility for overseeing the Company’s ongoing assessment and management of risks impacting our business.

Our compensation committee oversees risk management as it relates to our compensation plans, policies and practices for all employees. In connection with structuring and reviewing employee and management compensation, the compensation committee periodically meets with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. Our compensation program is intended to reward the management team and other employees for strong performance over the near and long term. We consider the potential risks for our business when designing and administering our pay program, and we believe our balanced approach to pay-for-performance works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Further, program administration is subject to considerable internal controls, and when making determinations with respect to establishing pay programs and measuring performance, we rely on principles of sound governance and good business judgment. Our compensation committee has reviewed the current compensation policies and practices for our employees and believes that these policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Diversity

Our Corporate Governance Guidelines provide that the nominating and corporate governance committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; and practical and mature business judgment. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Board of Directors believes that the combination of backgrounds of its individual members provides our Board of Directors with a unique ability to identify and progress the key interests of our Company, and to represent the interests of our stockholders.

Code of Conduct

In 2007, we adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which is available in its entirety on our website at www.mappharma.com and to any stockholder otherwise requesting a copy. All Company employees, officers and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Code of Conduct in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will also be made available through our website as they are adopted.

In keeping with the Sarbanes-Oxley Act of 2002, the audit committee has established procedures for receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. An employee hotline has been set up, and the phone number of the hotline has been distributed to all employees, to allow for the confidential and anonymous submission to the chair of the audit committee by our employees of concerns regarding accounting or auditing matters.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. You can access our Guidelines, as adopted by the Board of Directors, at the Corporate Governance page of our website at www.mappharma.com. The Guidelines provide a framework for corporate governance matters and include topics such as the composition and evaluation of the members of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for reviewing the Guidelines and reporting and recommending any changes to the Guidelines to the Board of Directors.

The Board of Directors has adopted the independence standards of the Nasdaq Global Market, and reviews all commercial and other relationships of each director and his or her family members in making its determination as to the independence of the directors. The Board of Directors has determined that Dr. Freund, Dr. Goldfischer, Ms. Henwood, Mr. Kelley, Mr. McPherron, Mr. Ward and Mr. Wolff each qualify as independent under the requirements of the Nasdaq Global Market.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating directors for election at annual meetings of stockholders or to fill vacancies on the Board of Directors. The Board of Directors has delegated the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

The nominating and corporate governance committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications outlined in the “Director Qualifications” section below, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. As part of this analysis, the nominating and corporate governance committee will also take into account the nature of and time involved in a director’s service on other boards or committees. Following this review, the nominating and corporate governance committee nominated and recommended that Dr. Freund, Dr. Goldfischer and Mr. Wolff be elected to the Board of Directors as Class I directors, though Dr. Goldfischer subsequently determined not to run for reelection.

New Director Candidates

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires regarding experience, background and independence, comprehensive background checks from a qualified company of its choosing or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process.

An initial reviewing member of the nominating and corporate governance committee will make a preliminary determination regarding whether a potential candidate is qualified to fill a vacancy or satisfy a particular need. If so, the full nominating and corporate governance committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The nominating and corporate governance committee will meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board of Directors’ approval as nominees for election to the Board of Directors. The nominating and corporate governance committee also recommends candidates for the Board of Directors’ appointment to the committees of the Board of Directors.

Director Qualifications

The nominating and corporate governance committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current composition of the Board of Directors. In evaluating the suitability of individual candidates (both new candidates and current members of the Board of Directors), the nominating and corporate governance committee, in nominating candidates for election, or the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including:

•	the candidate’s personal and professional integrity, ethics and values;

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience in the pharmaceutical industry and with relevant social policy concerns;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s diversity of experience in substantive matters pertaining to our business relative to other Board members; and

•	whether the candidate possesses practical and mature business judgment.

The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director candidates, must comply with our Bylaws. Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the Annual Meeting must comply with the notice provisions in our Bylaws. The stockholder’s notice must include the following information for the person proposed to be nominated:

(a)	the name and address, as they appear on our books, of the stockholder proposing such business;

(b)	the class and number of our shares that are beneficially owned by the stockholder;

(c)	any material interest of the stockholder in such business; and

(d)	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his, her or its capacity as a proponent to a stockholder proposal.

We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and to enable us to make appropriate disclosures to stockholders entitled to vote in the next election of directors. Nominees are required to make themselves reasonably available to be interviewed by the nominating and corporate governance committee and members of management, as determined to be appropriate by the nominating and corporate governance committee. We will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, Board of Directors membership, would violate applicable state law, federal law or the rules of any exchange or market on which our securities are listed or traded. If the nomination by stockholders was made in accordance with the procedures in our Bylaws, the nominating and corporate governance committee will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement.

Notices should be directed to the attention of the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

Communications with the Board of Directors

We provide a process for stockholders to send communications to the Board of Directors, the non-management members as a group or any of the directors individually. Stockholders may contact any of the directors, including the non-management directors, by writing to them c/o the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043. All communications will be compiled by our Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since March 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES BILLED TO REGISTRANT

The following table summarizes the aggregate fees incurred in fiscal years 2010 and 2009 for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements, and fees for other services rendered by PricewaterhouseCoopers LLP:

Fee Category	2010	2009
Audit Fees(1)	$489,675	$467,673
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	16,102	—

Total	$505,777	$467,673

(1)	Audit Fees consisted of:

•	During 2010, quarterly reviews for the first three quarters of 2010 and work related to the integrated audit of our 2010 annual financial statements;

•	During 2009, quarterly reviews for the first three quarters of 2009 and work related to the integrated audit of our 2009 annual financial statements; and

•	Consents and other services related to SEC matters.

(2)	All Other Fees consisted of:

•	$1,500 for our subscription to an accounting research tool provided by PricewaterhouseCoopers LLP; and

•	$14,602 for tax consulting services related to our application for a U.S. government tax credit grant.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.

Pre-Approval Policy

The audit committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The audit committee may delegate authority to one member of the audit committee to provide such pre-approvals, provided that such person will be required, for informational purposes only, to report all such approvals to the full audit committee at its next scheduled meeting. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the audit committee or its delegate. In providing any pre-approval, the audit committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal years 2010 and 2009, all of the fees paid to our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), stockholders are entitled to vote at the Annual Meeting to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

Summary

Our stockholders are being asked to provide advisory approval of the compensation of our named executive officers, which consist of our Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers, as we have described it in the “Executive Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables, beginning on page 25. Although the vote is non-binding, our compensation committee and our Board of Directors value the opinions of the stockholders and the compensation committee will consider the outcome of the vote when making future compensation decisions.

Our executive compensation programs are designed to enable us to attract, engage and retain exceptionally talented and highly experienced executives in the competitive and dynamic life sciences industry, who are critical to our success. Such programs motivate and reward our named executive officers for the achievement of specific annual and long-term goals, including key corporate strategic and financial performance objectives. The programs also align the interests of our named executive officers and stockholders by motivating the realization of increased stockholder value. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

We emphasize pay-for-performance and align a significant amount of our named executive officers’ pay to the Company’s performance and achievement of vital business objectives. We believe a significant portion of our executive’s compensation should be variable and at risk and tied to our measurable performance. The compensation committee has designed our executive compensation program so that total compensation is earned largely based on the achievement of the major corporate objectives, including, for example, research, development and operational milestones.

The Company further promotes its pay-for-performance philosophy and commitment to aligning our executives’ long-term interests with those of our stockholders through a culture of executive ownership that encourages long-term investment by our executive officers in our equity, thereby better aligning the executives’ interests with the interests of our stockholders. This is accomplished by having a significant portion of the named executive officers’ compensation be in the form of equity awards under our 2007 Equity Incentive Plan.

Under our 2007 Equity Incentive Plan we grant options and restricted stock units with four year time-based vesting and have granted performance-based restricted stock units that are earned solely on the achievement of performance goals related to our LEVADEX product candidate.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. Our long-term incentives have been designed using a balanced portfolio approach with a mix of awards, including (i) initial grants of stock options upon commencement of employment, (ii) annual grants of time-vesting stock options and (iii) performance-based and time-vesting restricted stock units.

We provide competitive pay opportunities that reflect best practices. The compensation committee consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. The compensation committee works closely with an independent compensation consultant in annually reviewing our named executive officers’ compensation to ensure that compensation payable to our named executive officers is reasonable when compared to our peers and reflect current trends and best practices among those peer companies and the larger corporate community. For example, current change in control severance benefits provided to named executive officers contain “double trigger” provisions and do not provide for gross-ups of excise taxes.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the compensation committee is comprised solely of independent directors. The compensation committee retains an independent compensation consultant to provide it with advice and guidance on our executive compensation program design and evaluate our executive compensation. The compensation committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking.

Recommendation of the Board of Directors

The Board of Directors believes that the information provided above and within the “Executive Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MAP Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.”

As this is an advisory vote, the outcome of the vote is non-binding on the Company, the compensation committee or the Board of Directors with respect to future executive compensation decisions, including those related to our named executive officers, or otherwise. However, the Board of Directors and the compensation committee will review the results of the vote and take them into account when considering future executive compensation policies and decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” NON-BINDING APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K UNDER THE SECURITIES ACT AND THE EXCHANGE ACT.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION EVERY 1, 2 OR 3 YEARS

Background

As required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Board of Directors is seeking a non-binding, advisory vote on the frequency with which it will seek the non-binding stockholders’ advisory vote on executive compensation (commonly referred to as “say-on-pay”), similar to Proposal No. 3 in this proxy statement. The Company is required to hold the say-on-pay vote at least once every three years. Accordingly, stockholders may vote that the advisory vote on executive compensation be held in the future as follows:

•	Every year;

•	Every two years; or

•	Every three years.

Stockholders may also abstain from voting on this proposal. In considering your vote, you may wish to review the information presented in connection with Proposal No. 3 in this proxy statement, as well as the “Executive Compensation Discussion and Analysis” section of this proxy statement, which provides a more detailed discussion of our executive compensation programs and policies.

Summary

Our Board of Directors has determined that holding a “say-on-pay” vote every three years is most appropriate for the Company and recommends that you vote to hold such advisory vote in the future every third year, for the following reasons.

•	Aligns with the Company’s approach to executive compensation and the underlying philosophy of our compensation committee.

Our executive compensation programs are designed to enhance the long-term growth of the Company and reward performance over a multi-year period. For example, the stock awards granted to our executive team generally have four-year vesting periods, and the performance-based restricted stock unit awards granted to certain executives in fiscal 2010 are earned if certain strategic goals are attained over a multi-year performance period.

•	Encourages a longer-term evaluation of compensation history and business results.

The Board of Directors believes that there is some risk that an annual advisory vote on executive compensation could lead to a short-term stockholder perspective regarding executive compensation that does not align well with the longer-term approach used by our compensation committee. We believe a three year cycle for the stockholder advisory vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with the Company’s performance, financial results and business.

•	Provides our compensation committee with adequate time to consider the results of say-on-pay votes and other stockholder input.

A triennial “say on pay” vote allows the Board of Directors to respond to stockholder sentiment and effectively implement any desired changes to executive compensation policies, practices and programs. The Board of Directors believes that a triennial “say on pay” vote would not foreclose stockholder engagement on executive compensation during interim periods. Stockholders can currently provide input to the Board of Directors by communicating directly with the Board of Directors, its committees or individual directors as indicated in “Corporate Governance – Communicating with the Board of Directors” below. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate their views on the Company’s executive compensation programs.

Recommendation of the Board of Directors

The Board of Directors weighed these reasons against the arguments in support of conducting the advisory vote annually or biannually. In particular, the Board of Directors considered the value of the opportunity for stockholder input at each annual meeting, as well as the belief that annual votes would promote greater accountability on executive compensation. Although the Board of Directors believes that these and other positions put forth in favor of an annual “say on pay” vote are not without merit, on balance, the Board of Directors believes that a triennial approach is most appropriate for the Company and recommends that voting alternative to stockholders. The Board of Directors intends to periodically reassess that view and, if it determines appropriate, may provide for an advisory vote on executive compensation on a more frequent basis.

Because this proposal is advisory, it will not be binding, and the Board of Directors and the compensation committee may determine to hold a “say-on-pay” vote more or less frequently than the option selected by our stockholders. However, the Board of Directors values stockholders’ opinions and will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Stockholders are not being asked to approve or disapprove of the Board of Directors’ recommendation, but rather to indicate their own choice as among the frequency options.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR THREE YEARS” REGARDING THE FREQUENCY OF STOCKHOLDER VOTING TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percentage of the outstanding shares of our Common Stock, which, according to the information supplied to the Company, are beneficially owned by (i) each person who is the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each person who is currently a director, two of whom are also nominees for election as directors, (iii) each person who is currently an executive officer, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, CA 94043. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of April 1, 2011.

	Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders:
Fidelity Management & Research Company LLC(3)	4,519,056	14.9%
Brookside Capital Partners Fund, L.P.(4)	2,999,526	9.9%
Prudential Financial, Inc.(5)	2,355,585	7.8%
Bank of New York Mellon Corporation(6)	2,082,974	6.9%
Bay City Capital LLC(7)	1,744,377	5.8%
OrbiMed Advisors LLC(8)	1,518,600	5.0%

Executive Officers and Directors:
Timothy S. Nelson(9)	1,073,449	3.4%
Thomas A. Armer, Ph.D.(10)	540,720	1.8%
Christopher Y. Chai(11)	230,794	*
Anastasios E. Gianakakos(12)	169,199	*
Charlene A. Friedman(13)	141,393	*
Donald J. Kellerman, Pharm.D.(14)	93,540	*
Matthew V. McPherron(15)	3,022,026	10.0%
Carl S. Goldfischer, M.D.(16)	1,766,877	5.8%
John G. Freund, M.D.(17)	1,257,069	4.1%
Bernard J. Kelley(18)	39,449	*
H. Ward Wolff (19)	38,750	*
Scott R. Ward(20)	37,000	*
Gerri A. Henwood(21)	20,240	*
All executive officers and directors as a group (13 persons)	8,430,506	26.1%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our Common Stock.
(1)

Information in this table is based on our records and information provided by directors, nominees, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, nominees, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)

The percentage of shares beneficially owned is based on 30,276,248 shares of Common Stock outstanding as of April 1, 2011. Shares of Common Stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days after April 1, 2011 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)

This information is based on Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC and Edward C. Johnson 3d. The Common Stock is held by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, as a result of acting as an investment advisor to various investment companies (the “Funds”). FMR LLC reports that one investment company, Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, owns of record more than 5% of the Company’s Common Stock. Edward C. Johnson 3d and FMR LLC,

through its control of Fidelity and the Funds, each has sole power to dispose of the shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, through their ownership in FMR LLC, may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. According to the Schedule 13G/A, FMR LLC has sole dispositive power with respect to the indicated shares. Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

This information is based on Schedule 13D filed with the SEC on October 22, 2007 by Brookside Capital Partners Fund, L.P. According to the Schedule 13D, Brookside Capital Partners Fund, L.P. has sole voting and dispositive power with respect to the indicated shares. Brookside Capital Investors, L.P. is the sole general partner of Brookside Capital Partners Fund, L.P. Brookside Capital Management, LLC is the sole general partner of Brookside Capital Investors, L.P. Domenic J. Ferrante is the sole managing member of Brookside Capital Management, LLC. Brookside Capital Investors, L.P., Brookside Capital Management, LLC and Mr. Ferrante may be deemed to share voting and dispositive power with respect to the indicated shares. The address of Brookside Capital Partners Fund, L.P. is c/o Brookside Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(5)

This information is based on Schedule 13G filed with the SEC on February 8, 2011 by Prudential Financial, Inc. (“Prudential”). Prudential may be deemed the beneficial owner of securities beneficially owned and may have direct or indirect voting and/or investment discretion over 2,355,585 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. According to the Schedule 13G, Prudential has sole voting and dispositive power with respect to 201,285 of these shares, shared voting power with respect to 1,077,798 of these shares and shared dispositive power with respect to 2,154,300 of these shares. Prudential indirectly owns 100% of equity interests of Jennison Associates LLC (“Jennison”). As a result, Prudential may be deemed to have power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the 2,354,185 shares for which Jennison may be deemed beneficial owner as a result of its role as investment adviser of several investment companies, insurance separate accounts and institutional clients as reported on Jennison’s Schedule 13G filed with the SEC on February 11, 2011. Jennison does not file jointly with Prudential and, therefore, shares included in Jennison’s Schedule 13G may be included in the shares reported in the Schedule 13G filed by Prudential. Prudential has its principal business office at 751 Broad Street, Newark, New Jersey 07102-3777.

(6)

This information is based on Schedule 13G filed with the SEC on February 4, 2011 by Bank of New York Mellon Corporation and direct or indirect subsidiaries of the Bank of New York Mellon Corporation. The Common Stock is held by Bank of New York Mellon Corporation and direct or indirect subsidiaries of the Bank of New York Mellon Corporation, such as The Bank of New York Mellon, BNY Mellon, National Association, BNY Mellon Trust of Delaware, The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Mellon Capital Management Corporation, The Bank of New York Mellon Corporation, B.N.Y. Holdings (Delaware) Corporation (parent holding company of BNY Mellon Trust of Delaware), MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC) and MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; Neptune LLC). According to the Schedule 13G, the Bank of New York Mellon Corporation has sole voting power as to 1,805,637 of these shares, shared voting power as to 3,090 of these shares, sole dispositive power as to 2,069,604 of these shares, and shared dispositive power as to 13,370 of these shares. Bank of New York Mellon Corporation has its principal business office at One Wall Street, 31st Floor, New York, New York 10286.

(7)

This information is based on Schedule 13G/A filed with the SEC on February 14, 2011 pursuant to a joint filing agreement by Bay City Capital Fund IV, L.P.; Bay City Capital Management IV, LLC, general partner of Bay City Capital Fund IV, L.P.; Bay City Capital Fund IV Co-Investment Fund, L.P.; and Bay City Capital LLC, manager of Bay City Capital Management IV, LLC and advisor to Bay City Capital Fund IV,

L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. The persons listed in this footnote may be deemed to share the power to direct the voting and disposition of the indicated shares. The address of Bay City Capital LLC is 750 Battery Street, Suite 400, San Francisco, California 94111.

(8)

This information is based on Schedule 13G filed with the SEC on February 11, 2011 pursuant to a joint filing agreement by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Islay. OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares on behalf of Stichting Depositary APG Developed Markets Equity Pool (510,000 shares), Caduceus Capital Master Fund Limited (375,000 shares), Caduceus Capital II, L.P. (269,000 shares), UBS Eucalyptus Fund, L.L.C. (222,000 shares), PW Eucalyptus Fund, Ltd. (14,600 shares), and Summer Street Life Sciences Hedge Fund Investors, LLC (128,000 shares). According to the Schedule 13G, OrbiMed Advisors LLC has shared voting and dispositive power as to 505,600 of these shares and OrbiMed Capital LLC has shared voting and dispositive power as to 1,013,000 of these shares. The address of OrbiMed Advisors LLC and OrbiMed Capital LLC is 767 Third Avenue, 30th Floor New York, New York 10017.

(9)	Represents 24,937 shares of Common Stock held by Mr. Nelson and 1,048,512 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(10)

Represents 247,855 shares of Common Stock held by Dr. Armer, 90,394 held in trusts to which Dr. Armer and his spouse are trustees, and 202,471 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.

(11)	Represents 7,703 shares of Common Stock held by Mr. Chai and 223,091 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(12)	Represents 9,316 shares of Common Stock held by Mr. Gianakakos and 159,883 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(13)	Represents 141,393 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(14)	Represents 93,540 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(15)

Represents 22,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011. Also represents 2,999,526 shares of Common Stock held by Brookside Capital Partners Fund, L.P. Mr. McPherron is a managing director of Brookside Capital, LLC, an affiliate of Brookside Capital Partners Fund, L.P., and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(16)

Represents 22,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011. Also represents 1,744,377 shares of Common Stock held by Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. Dr. Goldfischer is a managing director of Bay City Capital LLC, an affiliate of Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(17)

Represents 22,500 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011. Also represents 1,234,569 shares of Common Stock held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Expansion Fund, L.P., Skyline Venture Partners III, L.P. and Skyline Venture Management III, LLC (collectively, the “Skyline Funds”), John Freund Family Partnership IV, L.P., and John Freund Revocable Trust u/a/d 6/26/01. Dr. Freund is a managing director of Skyline Ventures, an affiliate of the Skyline Funds, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(18)	Represents 39,449 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(19)	Represents 38,750 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(20)	Represents 2,000 shares of Common Stock held by Mr. Ward and 35,000 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.
(21)	Represents 20,240 shares of Common Stock issuable upon exercise of options or options that are exercisable within 60 days of April 1, 2011.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are descriptions of the backgrounds of each of our executive officers, including their principal occupations for at least the past five years:

Name	Age	Position
Timothy S. Nelson	47	President and Chief Executive Officer, Director
Thomas A. Armer, Ph.D.	57	Chief Scientific Officer, Director
Christopher Y. Chai	44	Senior Vice President and Chief Financial Officer
Charlene A. Friedman	53	Senior Vice President, General Counsel and Secretary
Anastasios E. Gianakakos	38	Senior Vice President, Corporate and Business Development
Donald J. Kellerman, Pharm.D	56	Senior Vice President, Clinical Development and Medical Affairs

Timothy S. Nelson has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2005. From 1998 to 2005, Mr. Nelson served as Senior Vice President of Commercial and Business Development at DURECT Corporation, a pharmaceutical company focused on developing therapies for patients with chronic diseases and other medical conditions. From 1992 to 1998, Mr. Nelson held various senior management positions with Medtronic, Inc., a medical device company, including Business Director of the Neurological Division for Europe, the Middle East and Africa from 1996 to 1998. Mr. Nelson received an M.M. with distinction from the Kellogg School of Management at Northwestern University and a B.S. in chemical engineering from the University of Minnesota.

Thomas A. Armer, Ph.D. has served as our Chief Scientific Officer and as a member of our Board of Directors since our inception and served as our President and Chief Executive Officer from inception to April 2005. From 1998 to 2003, Dr. Armer served as Vice President of Pulmonary Delivery Systems and later as Chief Scientific Officer at Sheffield Pharmaceuticals, Inc., a biopharmaceutical company focused on development of pharmaceuticals for pulmonary delivery. From 1989 to 1998, Dr. Armer held a series of senior management and product development positions at the Novon Products Group, a division of Warner-Lambert, and Aeroquip Vickers Corporation. Dr. Armer received a Ph.D. in chemical engineering from Tulane University.

Christopher Y. Chai has served as our Senior Vice President and Chief Financial Officer since January 2011 and previously as our Chief Financial Officer since September 2006. From 1998 to 2006, Mr. Chai was employed by CV Therapeutics, Inc., a biopharmaceutical company, where he held various management positions, including Vice President, Treasury and Investor Relations. From 1988 to 1998, Mr. Chai worked at J.P. Morgan & Co. Incorporated, most recently as a healthcare investment banker. Mr. Chai received a B.S. in operations research and industrial engineering from Cornell University.

Charlene A. Friedman has served as our Senior Vice President, General Counsel and Secretary since January 2011 and served as our Vice President, General Counsel and Secretary since July 2007. From 2005 to 2007, Ms. Friedman served as Vice President, General Counsel and Secretary of VNUS Medical Technologies, Inc., a medical device company. From October 2004 to October 2005, Ms. Friedman provided limited consulting services to R2 Technology, Inc., a medical device company, and from October 2002 to September 2004, served as their Vice President, General Counsel and Secretary. From 2000 to 2002, Ms. Friedman served as Vice President, General Counsel and Secretary at Aviron, a biopharmaceutical company. From 1996 to 1999, Ms. Friedman served as Vice President, Legal and Regulatory Affairs, General Counsel and Assistant Secretary at Collagen Aesthetics, Inc., a medical device company. Prior to joining Collagen, Ms. Friedman was in private practice for over ten years. She is a member of the California and Massachusetts state bars and holds a J.D. from the Northeastern University School of Law and a B.A. in ancient Greek and Latin from Tufts University.

Anastasios E. Gianakakos has served as our Senior Vice President of Corporate and Business Development since September 2006. From 2001 to 2006, Mr. Gianakakos held a variety of leadership positions at Codexis, Inc., a biotechnology company, including Senior Vice President of Business Development and head of Codexis’s

Pharmaceuticals Business Unit. From 1998 to 2001, Mr. Gianakakos was Director of Business Development at Maxygen, Inc., a biopharmaceutical company. Mr. Gianakakos received an M.B.A. from Harvard Business School, an M.S. in biotechnology from Northwestern University, and a B.S. in chemical engineering and a B.S. in economics from the Massachusetts Institute of Technology.

Donald J. Kellerman, Pharm.D. has served as our Senior Vice President, Clinical Development and Medical Affairs since July 2008. From 1999 to 2008, Dr. Kellerman held leadership positions at Inspire Pharmaceuticals, Inc., a pharmaceutical company, as Senior Vice President, Development since May 2000, and as Vice President, Development from July 1999 to May 2000. Previously, Dr. Kellerman was employed in senior clinical positions at Glaxo Wellcome and Sepracor, Inc. Dr. Kellerman holds Doctor of Pharmacy and B.S. degrees from the University of Minnesota.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers

Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers. For fiscal year 2010, our named executive officers are:

•	Timothy S. Nelson, President and Chief Executive Officer ;

•	Christopher Y. Chai, Chief Financial Officer (currently Senior Vice President and Chief Financial Officer);

•	Thomas A. Armer, Chief Scientific Officer;

•	Charlene A. Friedman, Vice President, General Counsel and Secretary (currently Senior Vice President, General Counsel and Secretary); and

•	Donald J. Kellerman, Senior Vice President, Clinical Development and Medical Affairs.

Executive Compensation

We have adopted a performance based compensation philosophy for our executive officers that focuses executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. The compensation committee of our Board of Directors is responsible for evaluating and administering our compensation programs and practices to ensure that they properly incentivize our work force and appropriately drive corporate performance while remaining competitive with comparable life sciences companies competing in our labor market. Our compensation committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

Objectives of our Executive Compensation Programs

Our compensation programs for our executives, including the named executive officers, are designed to achieve the following objectives:

•	attract, engage and retain exceptionally talented and highly experienced executives in the competitive and dynamic life sciences industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•

encourage and inspire our executives to achieve key corporate strategic and financial performance objectives by linking incentive award opportunities to the achievement of individual and company-wide short and long-term goals; and

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases.

Our Executive Compensation Programs

The components of our executive compensation program consist primarily of base salary, annual cash incentive bonuses and equity awards and broad-based benefits programs. We use an array of short-term compensation components (such as base salaries and cash incentive bonuses) and long-term compensation components (such as equity incentive compensation) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of long-term corporate objectives. Our compensation committee uses its judgment and experience along with the recommendations of the chief executive officer (except in connection with his own compensation) to determine the appropriate mix of long-term and short-term compensation elements for each executive officer. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executives’ overall compensation is competitive with executive officers with similar positions at comparable life sciences companies in our labor market.

Our compensation committee has adopted a pay-for-performance compensation philosophy, which is intended to keep the average aggregate compensation of our executives at a level which is between the sixtieth and seventy-fifth percentile of compensation at the companies within our peer group which are at a similar stage of development as our company and that have a similar number of employees. We work within the general framework of this pay-for-performance philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	performance goals and other expectations for the position and the individual;

•	the individual’s particular background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand and competition for the individual within the marketplace; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Our compensation committee retained Radford, an Aon Consulting Company (the “Consultant”), an independent, third-party compensation consultant, in late 2009 to review our executive compensation programs and met with the Consultant in early 2010 to review and discuss the Consultant’s findings. The Consultant provided a report which included a review and analysis of base salary, cash bonus, equity incentives and total compensation for each executive officer, including the named executive officers. The Consultant reviewed these compensation components taking into consideration publicly available compensation data of a previously determined group of 20 public companies in our “peer group,” as well as compensation data from the 2009 Radford Global Life Sciences surveys for life sciences public companies with fewer than 150 employees and for life sciences public companies in the Northern California area. The Consultant also reported on its understanding of general trends in recent compensation practices. The compensation committee updated and modified the list of peer group companies used by the committee in its January 2009 compensation review so as to accurately reflect our company’s peers as of January 2010. The companies in our peer group for 2010 largely consisted of companies in the pharmaceutical and biotechnology industry with products in late stage clinical development. Our peer group consists of companies that compete with us for executive talent, that compete with us in the marketplace and are of similar size and complexity. The Consultant performed an independent review of the peer group selection criteria and companies to be used in the executive compensation analysis. The compensation committee used these criteria to establish a group of comparable companies that reflected our Company’s then current business stage as measured by product development, market capitalization and organization size. The specific metrics used were pre-commercial/late stage companies with a market cap between $100 million to $500 million (.5 to 2 times the valuation of the company at the time) and a headcount range of 50 to 200 employees. The peer group companies for 2010 are as follows: Affymax, Inc., Alexza Pharmaceuticals, Inc., Amicus Therapeutics, Inc., Ardea Biosciences, Inc., Ariad Pharmaceuticals, Inc., ArQule, Inc., Biodel, Inc.,

Cadence Pharmaceuticals, Inc., Cytokinetics, Inc., DURECT Corporation, Dyax Corp., Facet Biotech Corp., Infinity Pharmaceuticals, Inc., Ligand Pharmaceuticals, Inc., Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Rigel Pharmaceuticals, Inc., Sangamo BioSciences, Inc., Vical, Inc. and Xenoport, Inc. In making determinations regarding executive compensation, we typically review the compensation data we have collected from the complete group of companies. The compensation committee’s compensation objectives were to target the named executive officers’ total compensation at the sixtieth to seventy-fifth percentile of these peer group companies. In establishing our compensation philosophy, the compensation committee took into account compensation levels in the Silicon Valley area of California and competition to attract and retain qualified individuals with the breadth of skills and experience that is required to develop, obtain regulatory approval for and commercialize pharmaceutical products successfully.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

To assist the compensation committee in its annual review of executive compensation, the Chief Executive Officer provides an evaluation to the compensation committee regarding each executive’s performance during the time period being assessed. The compensation committee determines the compensation of our executive officers in executive session, without the presence of any members of management.

Annual Cash Compensation

Base Salary

Base salaries are set at levels which are intended to be competitive with similar positions at our peer group companies. The base salaries of all executive officers are reviewed annually and may also be adjusted to reflect individual roles and performance. We may also increase the base salary of an executive officer at other times if a change in the scope of the officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary equity within our competitive environment. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance and serve to retain valuable executives.

Our compensation committee reviews executive officer salaries on an annual basis. For this purpose, the compensation committee considers compensation for similar positions at the peer group as well as survey compensation data, along with the executive’s job scope and responsibilities, past and current performance and contributions, and individual factors such as experience and background, unique skills, demand in the labor market and longer-term development and succession plans. In addition, the compensation committee considers the strategic and operational performance of our company, relative levels of pay among officers and recommendations from the Chief Executive Officer.

In February 2010, the compensation committee reviewed the performance during 2009 of each of the executive officers and also reviewed compensation for each officer. The committee considered an executive compensation assessment report prepared by the Consultant, analyzing total compensation and comparing executive officer compensation to market data, including data on executive compensation from our peer group. The Consultant reported that base salaries for executive officers were generally at or below the target of base salaries at the companies within our peer group. The compensation committee also reviewed each individual executive’s performance over the review period and over time, and the annual performance of the Company. Based on the factors discussed above, our compensation committee approved an increase in the base salaries of our named executive officers, effective as of January 1, 2010, as follows: the base salary of Mr. Nelson increased from $460,125 to $471,628 per year; the base salary of Mr. Chai increased from $311,863 to $321,219 per year; the base salary of Dr. Armer increased from $332,313 to $342,282 per year; the base salary of Ms. Friedman increased from $297,975 to $305,424 per year; and the base salary of Dr. Kellerman increased from $323,196 to $331,276 per year. Salary increases for the executive officers placed the executives’ base salaries generally within the sixtieth to seventy-fifth percentiles for the named executive officer positions.

Cash Incentive Bonuses

Each year, our compensation committee has approved a cash incentive bonus plan with pre-defined target payouts as a percent of salary based on achievement of corporate and personal objectives. Our bonus plan is designed to drive stockholder value by fostering teamwork throughout our company and by tying incentive compensation to company-wide performance measures we believe are most important to the success of our company. An executive’s bonus payment is based principally on the achievement of the major corporate objectives, including, for example, research, development and operational milestones. The various corporate objectives and individual goals for each executive are approved annually by our compensation committee with specific weighting for each metric. Underachievement of the major corporate goals may result in lower bonus payments.

In February 2010, the compensation committee reviewed market data on cash bonus opportunities for executives, including at the peer group companies. The Consultant reported that target bonus opportunities for our named executive officers as a percent of base salary were generally at or below the target level for cash bonus opportunities for comparable positions at the companies within our peer group. Based on the factors discussed above, our compensation committee determined performance-based cash bonus target amounts as follows. In 2010, Mr. Nelson was eligible for an annual performance-based cash bonus with a target of 50% of his base salary. Dr. Armer, Mr. Chai, Ms. Friedman and Dr. Kellerman were eligible for an annual performance-based cash bonus with a target of 35% of their respective base salaries. The target bonuses payable under our 2010 performance-based cash bonus plan to Mr. Nelson, Dr. Armer and Mr. Chai were based 100% on our company’s achievement of corporate objectives. For Ms. Friedman and Dr. Kellerman, the target bonus payable under the 2010 performance-based cash bonus plan was based 75% on company achievement of corporate objectives and 25% on individual performance objectives. Our compensation committee chose different percentages for the target bonuses to individual executive officers to reflect different levels of responsibility of the executive officers. For Ms. Friedman, the individual performance objectives related to providing legal services to the Company and its functional areas. For Dr. Kellerman, the individual performance objectives related to conducting clinical trials in support of a New Drug Application for our LEVADEX product candidate. The performance-based cash bonus targets for 2010 kept the target bonus opportunities for our the named executive officers as a percent of base salary generally at or below the sixtieth to seventy-fifth percentiles of cash bonus opportunities at the companies within our peer group.

Our compensation committee approves corporate and individual executive performance objectives at what they believe are aggressive levels so as to require substantial effort and commitment by our executives to attain the targets, with such efforts significantly contributing towards increased stockholder value and elevated business performance. A minimum threshold of performance against corporate objectives must be achieved in order for an executive to be eligible to receive any portion of their cash incentive bonus. Furthermore, the established individual objectives, and the associated bonus amounts, will not be achieved by average or below average performance by the executive. Our compensation committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plan. Our compensation committee may also, in its discretion, award bonuses to executives based upon such other terms and conditions as they may determine are appropriate.

In February 2011, the compensation committee reviewed our 2010 corporate performance, as well as individual performance, and awarded bonuses in accordance with the pre-determined bonus program parameters described below. In general, the compensation committee found that the Company had met 96% of its overall corporate objectives for 2010. Our 2010 corporate objectives for purposes of the 2010 performance-based cash bonus plan were as follows: to progress the LEVADEX clinical program, including certain activities with respect to clinical trials, to implement operational and manufacturing scale-up activities in support of potential LEVADEX commercialization, to explore expansion of potential product offerings focused on the needs of the migraine physician, to optimize access of LEVADEX to the market by exploring potential licensing options, to expand our presence among the physician community through presentation of scientific papers and publication of peer-reviewed articles and to manage our budget to plan and consistent with the achievement of company objectives, with a weighting of 90%, for which the compensation committee assessed performance at 87% out of a possible 90%; and to review data and results in relation to a pipeline development program and to review additional venture opportunities, with a weighting of 10%, for which the compensation committee assessed performance at 9% out of a possible 10%. These objectives represented key business milestones for our company with respect to the development of our LEVADEX product candidate as well as other potential pipeline opportunities. For those named executive officers who had a percentage of bonus tied to individual performance objectives, the named executive officers met at least 94% of these individual objectives.

The amounts paid to each named executive officer under the 2010 performance-based cash bonus plan were as follows: to Mr. Nelson, $226,381; to Mr. Chai, $107,930; to Dr. Armer, $115,007; to Ms. Friedman, $102,623; and to Dr. Kellerman, $110,729. The approximate percentage of year-end base salary actually paid under the 2010 performance-based cash bonus plan is as follows: for Mr. Nelson, 48%; for Mr. Chai, 34%; for Dr. Armer, 34%; for Ms. Friedman, 34%; and for Dr. Kellerman, 33%.

In addition to cash bonuses approved by the compensation committee under a defined performance-based cash bonus plan, the compensation committee may from time to time approve payment of additional, discretionary amounts to our executive officers, based on recognition of additional contributions and work performed.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive ownership that encourages long-term investment by our executive officers in our equity, thereby better aligning the executives’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to new employees followed by discretionary annual performance-based equity grants as part of our overall compensation program. Our compensation committee is authorized to make equity grants to all our employees, including our executive officers. These grants have an exercise price that is at least equal to the fair market value of our common stock on the grant date and are typically subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the date of hire and then monthly thereafter for the next three years. The size of the initial stock option award is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of our peer group companies as represented in the compensation data that we review annually in connection with establishing our overall compensation policies. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time while remaining in line with our overall compensation philosophy.

We consider a number of factors in determining the amount of periodic equity incentive awards, if any, granted to our executives, including each officer’s performance and contribution during the previous fiscal year, retention concerns, stock ownership and market information, and the value of existing equity incentives for each officer. We also consider the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by each executive; the vesting schedule of the unvested stock options held by each executive; and the amount and percentage of our total equity on a fully diluted basis held by our executives individually and as a group.

In February 2010, the compensation committee reviewed market data provided by the Consultant on equity incentive opportunities for executive officers, including at the peer group companies. The Consultant reported that target equity incentive opportunities for the named executive officers as a percent of base salary fell approximately at or above the sixtieth to seventy-fifth percentile range of equity incentive opportunities for comparable positions at the companies within our peer group. Based on the factors discussed above, our compensation committee on February 2, 2010 granted stock options to the named executive officers. The options were granted with an exercise price equal to the closing price of our stock on February 2, 2010. Also at the meeting on February 2, 2010 the committee granted performance-based restricted stock units to Mr. Nelson and Dr. Kellerman. The vesting of the restricted stock unit awards is contingent upon the occurrence of two events, relating to the regulatory filing for and approval of our LEVADEX product candidate. If such performance-based goals are met, each restricted stock unit award will vest 50% at the time when each goal is met, subject to such officer’s continued employment by the Company.

Termination Based Compensation

In connection with certain terminations of employment, our executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements and offer letters. In addition, we have entered into change in control agreements with each of our executive officers, including the named executive officers, which will provide alternative severance payments and benefits in the event the executive is terminated without cause or resigns with good reason within 12 months following certain transactions or changes in our controlling stockholders. In setting the terms of and determining whether to approve such arrangements, our compensation committee recognized that executives, especially highly ranked executives, often face challenges securing new employment following termination and that distractions created by uncertain job security surrounding potential beneficial transactions may have a detrimental impact on the executives’ performance. The severance payments and benefits are typically composed of cash payments in lieu of salary and bonus, continued health care coverage for a limited period of time and, in some cases, acceleration of vesting for some equity awards.

Other Compensation

All of our executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life, disability, 401(k), employee stock purchase and 125 plans (such as our flexible spending account plan). Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites as it deems advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control and that we or our successors could lose an income tax deduction with respect to the payments subject to these excise taxes. We have not entered into any agreements with any executives that might provide for a “gross up” or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Summary Compensation Table

The following table summarizes the compensation earned for services rendered in all capacities for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 by the named executive officers who were serving as executives as of December 31, 2010, the last day of our fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Timothy S. Nelson	2010	471,628	—		860,534	323,800	226,381	—		1,882,343
President and Chief Executive Officer	2009	460,125	6,902		921,517	—	181,749	—		1,570,293
	2008	450,000	11,250		1,205,267	—	186,750	—		1,853,267

Christopher Y. Chai	2010	321,219	—		473,294	—	107,930	—		902,443
Chief Financial Officer(5)	2009	311,863	5,457		394,936	—	86,230	—		798,486
	2008	305,000	—		451,975	—	88,603	—		845,578

Thomas A. Armer, Ph.D.	2010	342,282	—		430,267	—	115,007	—		887,556
Chief Scientific Officer	2009	332,313	—		394,936	—	91,885	—		819,134
	2008	325,000	—		376,646	—	94,413	—		796,059

Charlene A. Friedman	2010	305,424	—		473,294	—	102,623	—		881,341
Vice President, General Counsel and Secretary(6)	2009	297,975	—		394,936	—	85,780	—		778,691
	2008	290,000	2,512		225,988	—	88,432	—		606,932

Donald J. Kellerman, Pharm.D.	2010	331,276	—		473,294	364,275	110,729	—		1,279,574
Senior Vice President, Clinical Development and Medical Affairs	2009	323,196	—		184,303	—	91,061	25,406	(7)	623,966
	2008	134,154	40,000	(8)	427,948	—	41,756	18,859	(7)	662,717

(1)

In addition to the amounts paid pursuant to the 2009 performance-based cash bonus plan and the 2008 performance-based cash bonus plan, our compensation committee approved the payment of certain discretionary cash bonuses for 2009 and 2008.

(2)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the option awards granted, determined in accordance with Accounting Standards Codification 718, or ASC 718, Compensation – Stock Compensation. The valuation assumptions used in determining such amounts are described in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)

The amounts included in this column represent the aggregate grant date fair value of the stock awards granted, determined in accordance with Accounting Standards Codification 718, or ASC 718, Compensation – Stock Compensation. 2010 stock awards consisted of performance-based restricted stock units. The grant date fair value of restricted stock units included in the table above is based on the maximum value of the restricted stock units on the grant date, assuming all performance conditions will be achieved.

(4)

The amounts included in the “Non-Equity Incentive Plan Compensation” column are composed entirely of cash bonuses awarded under our performance-based bonus program for each applicable fiscal year with respect to performance during such fiscal year but paid at the beginning of the next following fiscal year. All corporate objectives were predetermined by the compensation committee and objectively measurable, and all amounts paid were at the determination of the compensation committee.

(5)	In January 2011, Mr. Chai was promoted to Senior Vice President and Chief Financial Officer.
(6)	In January 2011, Ms. Friedman was promoted to Senior Vice President, General Counsel and Secretary.
(7)	The amounts consist of relocation expenses paid to Dr. Kellerman.
(8)	The amount consists of a signing bonus paid to Dr. Kellerman.

Grants of Plan-Based Awards Table

All options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was the fair market value of the underlying common stock on the date such option was granted. All options were granted under our 2007 Equity Incentive Plan.

The following table shows information regarding grants of plan-based awards, including non-equity and equity awards, during the fiscal year ended December 31, 2010 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	All Other Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option / Stock Awards ($)(4)	Grant Date Fair Value of Option / Stock Awards ($)(5)
		Threshold ($)	Target ($)	Max. ($)
Timothy S. Nelson		—	235,814	—
	2/2/2010				100,000		16.19	860,534
	2/2/2010					20,000	16.19	323,800
Christopher Y. Chai		—	112,427	—
	2/2/2010				55,000		16.19	473,294
Thomas A. Armer, Ph.D.		—	119,799	—
	2/2/2010				50,000		16.19	430,267
Charlene A. Friedman		—	106,899	—
	2/2/2010				55,000		16.19	473,294
Donald J. Kellerman, Pharm.D.		—	115,947	—
	2/2/2010				55,000		16.19	473,294
	2/2/2010					22,500	16.19	364,275

(1)

These amounts represent the target amounts that could have been earned for fiscal year 2010 pursuant to our performance-based bonus program for fiscal year 2010. Actual amounts earned for fiscal year 2010 are included in the “Summary Compensation Table” above. For additional information regarding plan-based awards granted to our named executive officers, see “Cash Incentive Bonuses” above.

(2)

These options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(3)

These awards of restricted stock units vest with respect to 50% of the shares subject to the award upon the occurrence of each of two events relating to the regulatory filing for and approval of our LEVADEX product candidate.

(4)	The closing price of our common stock on February 2, 2010, as reported on The Nasdaq Global Market.
(5)

The amounts included in this column represent the aggregate grant date fair value of the stock awards granted, determined in accordance with Accounting Standards Codification 718, or ASC 718, Compensation – Stock Compensation. 2010 stock awards consisted of performance-based restricted stock units. The grant date fair value of restricted stock units included in the table above is based on the maximum value of the restricted stock units on the grant date, assuming all performance conditions will be achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of equity awards outstanding on December 31, 2010, the last day of our fiscal year, to each of our named executive officers.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares / Units That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares / Units That Have Not Vested ($)(3)
Timothy S. Nelson	2/10/2005	232,549	—	0.64	5/9/2015
	9/28/2005	71,509	—	0.64	9/27/2015
	1/24/2006	179,176	—	0.74	1/23/2016
	3/6/2007	113,876	7,592	3.36	3/5/2017
	5/2/2007	161,957	18,833	6.39	5/1/2017
	1/22/2008	116,666	43,334	13.12	1/21/2018
	2/11/2009	80,208	94,792	10.37	2/10/2019
	2/2/2010	—	100,000	16.19	2/1/2010
	2/2/2010					20,000	334,800

Christopher Y. Chai	10/17/2006	55,122	—	0.74	10/16/2016
	3/6/2007	10,592	707	3.36	3/5/2017
	5/2/2007	42,369	4,927	6.39	5/1/2017
	1/22/2008	43,750	16,250	13.12	1/21/2018
	2/11/2009	34,375	40,625	10.37	2/10/2019
	2/2/2010	—	55,000	16.19	2/1/2020

Thomas A. Armer, Ph.D.	1/24/2006	35,846	—	0.74	1/23/2016
	3/6/2007	37,669	3,178	3.36	3/5/2017
	5/2/2007	55,672	6,474	6.39	5/1/2017
	1/22/2008	36,458	13,542	13.12	1/21/2018
	2/11/2009	34,375	40,625	10.37	2/10/2019
	2/2/2010	—	50,000	16.19	2/1/2020

Charlene A. Friedman	7/24/2007	73,386	12,358	12.37	7/23/2017
	1/22/2008	21,875	8,125	13.12	1/21/2018
	2/11/2009	10,180	40,625	10.37	2/10/2019
	2/2/2010	—	55,000	16.19	2/1/2020

Donald J. Kellerman, Pharm.D.	7/23/2008	48,333	31,667	9.20	7/22/2018
	2/11/2009	16,041	18,959	10.37	2/10/2019
	2/2/2010	—	55,000	16.19	2/1/2020
	2/2/2010					22,500	376,650

(1)

These options vest as to 1/4th of the total number of shares subject to the option on the one year anniversary of the vesting commencement date, with the remainder of the shares vesting at a rate of 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(2)

Stock awards granted on February 2, 2010 were granted as performance-based restricted stock units and are earned over certain performance periods. The awards of restricted stock units vest with respect to 50% of the shares subject to the award upon the occurrence of each of two events relating to the regulatory filing for and approval of our LEVADEX product candidate. Vesting of the performance-based restricted stock units will be based on whether the performance goals are achieved at the ends of the performance periods.

(3)

The value of stock awards granted as performance-based restricted stock units on February 2, 2010 was computed by multiplying the closing price of $16.74 for the Company’s common stock on December 31, 2010 by the number of performance-based restricted stock units included in this table.

Option Exercises Table

The following table shows information regarding the exercise of stock options during the fiscal year ending December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Timothy S. Nelson	125,000	1,723,892
Christopher Y. Chai	64,000	882,470
Thomas A. Armer, Ph. D.	—	—
Charlene A. Friedman	24,195	153,295
Donald J. Kellerman, Pharm. D.	—	—

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Agreements and Offer Letters

Timothy S. Nelson. On March 20, 2005, we entered into an at-will employment agreement with Mr. Nelson providing for his employment as our President and Chief Executive Officer. This employment agreement sets forth the terms and conditions of Mr. Nelson’s employment. Mr. Nelson’s base salary was originally set at $285,000 per year, subject to annual review and increases based on performance. Pursuant to the employment agreement, Mr. Nelson also received a signing bonus of $100,000, which was subject to repayment in the event he voluntarily terminated his employment or was terminated for cause prior to April 12, 2007. Pursuant to the terms of the employment agreement, Mr. Nelson was granted an option to purchase 357,549 shares of our common stock at an exercise price of $0.64 per share, which was subject to vesting over four years from Mr. Nelson’s employment start date. Mr. Nelson was also granted an additional option to purchase 71,509 shares of our common stock at an exercise price of $0.64 per share, which vested upon the achievement of certain performance goals established by our Board of Directors. On March 19, 2009, we entered into an agreement with Mr. Nelson providing for severance benefits which Mr. Nelson shall be entitled to receive in the event of a termination of his employment with the Company under certain circumstances. In the event Mr. Nelson is terminated by us during the term of the agreement without cause (as defined in the agreement), or he resigns under certain specified conditions, each as described in the agreement, and he is not otherwise entitled to a payment under the change in control agreement described below, we are required to pay Mr. Nelson an amount equal to twelve months of his base salary as in effect at the time of termination and an amount equal to the target annual performance-based cash bonus otherwise payable pursuant to the Company’s cash incentive bonus plan for the year in which the termination occurs, and to provide twelve months accelerated vesting of any unvested stock awards granted to Mr. Nelson. In addition, we would be required to pay Mr. Nelson’s monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of one year following his termination.

Thomas A. Armer, Ph.D. On April 14, 2008, we entered into an employment agreement with Dr. Armer that replaced the previous employment agreement between us and Dr. Armer. This employment agreement sets forth the terms and conditions of Dr. Armer’s employment and has an initial term through July 31, 2009 with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Dr. Armer’s base salary initially was set at $325,000 per year under the agreement, subject to annual review and increases based on performance. In the event Dr. Armer is terminated by us during the term of the agreement without cause (as defined in the employment agreement), or he resigns under certain specified conditions, each as described in the employment agreement, we are required to pay Dr. Armer an amount equal to the greater of one year of his base salary at the time of termination or twelve times the average monthly salary received during the twelve months preceding the termination date, plus any incentive compensation amounts that would otherwise become payable under any of our incentive compensation plans in effect at the time of termination. In addition, we would be required to pay Dr. Armer’s monthly COBRA premiums for continued health coverage for himself and his eligible dependents for a period of one year following his termination.

Offer Letters. Each of our named executive officers other than Mr. Nelson and Dr. Armer have received employment offer letters setting forth the terms and conditions of their employment. The employment letters establish an initial annual base salary and provide that each executive shall be eligible for an annual performance bonus which is set as an initial percentage of their base salary. The annual bonus is payable based on the achievement of corporate and personal performance goals and objectives. See “Cash Incentive Bonuses” above for additional information. Each named executive officer also was awarded a stock option upon or shortly after their commencement of employment pursuant to terms and conditions outlined in each executive’s respective employment offer letter. Each named executive officer’s employment is at-will, and the executive may be terminated by us at any time; similarly each executive may terminate their employment with us at any time.

Change in Control Agreements

Change in Control Severance Benefits

We have entered into change in control agreements with each of our executive officers, including the named executive officers. Each of the change in control agreements contains a “double trigger” provision that, in the event a named executive officer is terminated by us without cause or resigns for good reason within twelve months following a change in control of our company, the named executive officer is entitled, subject to our receipt of an effective waiver and release of claims executed by the named executive officer, to the following payments and benefits:

•	an amount equal to twelve months of the named executive officer’s base salary in effect at the time of termination;

•	an amount equal to the target annual performance-based cash bonus otherwise payable pursuant to our cash incentive bonus plan for the year in which termination occurred;

•	all stock awards granted to the named executive officer will immediately vest; and

•	COBRA premiums for 12 months, unless the named executive officer becomes covered under another group health plan earlier.

A “change in control” will generally be triggered under the change in control agreements upon:

•	the acquisition by a person or entity of 50% or more of either our then outstanding shares or the combined voting power of our then outstanding securities;

•	a change in the composition of the majority of our Board of Directors without the approval of the existing Board;

•	a merger of the Company (other than a merger following which our securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of our stockholders of a plan of complete liquidation or dissolution of the Company or if there is a sale by us of all or substantially all of our assets.

We will generally have “cause” under the change in control agreements to terminate an executive upon:

•	the executive’s failure to follow the reasonable instructions of his or her superiors;

•	any intentional or grossly negligent act or omission by the executive that is reasonably likely to injure the Company;

•	the executive’s violation of any federal, state or local law applicable to the Company;

•	the executive’s plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or

•	the executive’s failure to comply in any material respect with the policies and procedures of the Company.

Under the change in control agreements, “good reason” includes the executive’s voluntary termination following:

•

assignment to the executive of any duties or responsibilities that results in any diminution or any adverse change of the executive’s position, status, circumstances of employment or scope of responsibilities; removal of duties customarily assigned to a person with executive’s title or a substantial adverse alteration in the nature or status of such duties, provided that such a change will not be deemed to have occurred simply by virtue of a change in control, the fact that the Company becomes a subsidiary of another entity or the Company’s status changing from publicly-traded to privately-held;

•	a reduction in the executive’s base salary, except to the extent the annual base salary of all the other executives of the Company are similarly reduced;

•	our failure to continue to provide certain compensation and benefits; or

•

a requirement that the executive’s principal place of employment be located greater than 25 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

Our compensation committee intended that the double trigger change in control benefits described above provide fair and equitable compensation in the event of a termination of an executive officer following a change in control. This change in control policy also helps to ensure that the executives will undertake and support corporate transactions which may be in our stockholders best interests, but may lead to the termination of the executive’s employment. By providing for reasonable severance upon termination following a change in control, the compensation committee intends to provide the executive with compensation that is sufficient to mitigate the risk of employment loss and encourage the executive to assist in undertaking the transaction. The amount of the severance is balanced against our need to be responsible to our stockholders and also takes into account the potential chilling impact such severance payments may have on other potential parties to a change in control transaction.

Our compensation committee also determined the change in control benefits to be appropriate and reasonable when generally compared to post-termination benefits provided by our peer group to comparably situated executives. We also feel that the level of benefits takes into account the expected length of time and difficulty the executive may experience in trying to secure new employment.

Potential Payments Upon Termination

The named executive officers each have entered into change in control severance agreements that provide for severance benefits in the event of a termination without cause or for good reason following a change in control of the Company. The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated by us without cause or for good reason following a change in control on December 31, 2010, assuming that such termination occurred within the period beginning on the effective date of a change in control and ending on the last day of the twelfth calendar month following the effective date of a change in control. Additionally, Mr. Nelson’s severance agreement and Dr. Armer’s employment agreement provide for severance payments in the event either is terminated by us without cause or resigns under certain specified conditions, as described in the severance agreement and the employment agreement, respectively. An estimate of such benefits is also set forth below. Amounts below reflect potential payments based on the fair market value of $16.74 per share as of December 31, 2010, and the number of unvested options held as of December 31, 2010.

Potential Payments upon Termination Following a Change in Control

Name	Salary Continuation ($)(1)	Bonus Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Value of Stock Awards ($)	Value of COBRA Premiums ($)(4)	Total ($)
Timothy S. Nelson(5)	471,628	235,814	1,112,180	334,800	23,449	2,177,871
Christopher Y. Chai	321,219	112,427	408,310	—	23,449	865,405
Thomas A. Armer, Ph.D.(6)	342,282	119,799	444,823	—	7,530	914,434
Charlene A. Friedman	305,424	106,899	372,420	—	7,530	792,273
Donald J. Kellerman, Pharm.D.	331,276	115,947	389,788	376,650	17,409	1,231,070

(1)	Salary is based on a maximum of 100% of 2010 base salary.
(2)	Bonus payment is based on 100% of target bonus.
(3)

Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon termination following a change in control. The intrinsic value per option is calculated as the excess of the closing market price on the Nasdaq Global Market on December 31, 2010 over the exercise price of the option.

(4)	COBRA premiums are paid for one year.
(5)

Pursuant to the terms of his severance agreement, had Mr. Nelson been terminated by us without cause or had he resigned under certain specified conditions on December 31, 2010 other than following a change in control, he would have been entitled to receive a salary continuation payment of $471,628, a bonus payment of $235,814, twelve months accelerated vesting of equity awards, with a value of $912,581, and continued health insurance coverage for a period of one year, having a value of $23,449.

(6)

Pursuant to the terms of his employment agreement, had Dr. Armer been terminated by us without cause or he resigned under certain specified conditions on December 31, 2010 other than following a change in control, he would have been entitled to receive a salary continuation payment of $342,282 and continued health insurance coverage for a period of one year, having a value of approximately $7,530.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Determination of 2011 Compensation

In late 2010, our compensation committee retained the Consultant to review our executive compensation programs and met with the Consultant during December 2010 and January 2011 to review and discuss the Consultant’s findings. The Consultant’s report included a review and analysis of base salary, cash bonus, equity incentives, and total compensation for the Company’s executive officers, including the named executive officers. The compensation committee reviewed these compensation components taking into consideration publicly available compensation data of a previously determined group of 18 public companies in our “peer group,” as well as compensation data from the 2010 Radford Global Life Sciences Surveys for life sciences public companies with fewer than 150 employees and for life sciences public companies in the Northern California area. The Consultant also reported on its understanding of general trends in recent compensation practices. The companies in our peer group for 2011 were: Affymax, Inc., Amicus Therapeutics, Inc., Arena Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., Cadence Pharmaceuticals, Inc., DURECT Corporation, Dyax Corp., Inspire Pharmaceuticals, Inc., InterMune, Inc., Jazz Pharmaceuticals, Inc., Medivation, Inc., Nektar Therapeutics, Orexigen Therapeutics, Inc., Optimer Pharmaceuticals, Inc., Pain Therapeutics, Inc., Vanda Pharmaceuticals, Inc., Vical, Inc. and VIVUS, Inc. The new peer group companies reflect the change in our development stage as we advance our LEVADEX product candidate toward potential FDA approval and commercialization. The compensation committee’s compensation objective in setting compensation for 2011 was to target the named executive officers’ total compensation at approximately the sixtieth to seventieth market percentile.

The Consultant reported that actual total cash compensation to our named executive officers for 2010 was below the sixtieth percentile for most named executive officers when compared to our peer group. The Consultant also reported that equity incentives were approximately at the seventy-fifth to eightieth percentile range. In total, the Consultant reported that our overall executive compensation program was within market norms and consistent with the stated philosophy.

For 2011, our compensation committee approved increases in base salaries for the named executive officers and, for those officers whose base salaries were lower than the sixtieth percentile for similar positions at a peer group of companies, brought their base salaries to the sixtieth percentile level. Our compensation committee also set the cash incentive bonus at the target level for the named executive officer positions, and awarded equity incentives at approximately within the target range of the sixtieth to seventieth market percentiles. The compensation committee also believes that to motivate and retain the best talent among our executive officers, it may be necessary in the future to set total compensation with executive officers that deviates from the general philosophy of targeting total compensation at approximately the sixtieth to seventieth market percentile. Total compensation for each executive officer was determined based on the review of the Consultant’s report, market data, including data relating to peer group companies, the individual executive’s performance over the review period and over his or her service with the Company and the annual performance of the Company.

To assist our compensation committee in its annual review of executive performance, which took place in January 2011, the Consultant provided recommendations to the committee. Based on its review and analysis of the Consultant’s report, as well as on Company and individual executive performance, our compensation committee made certain changes to executive compensation at its meeting on January 26, 2011, with such changes being implemented effective January 1, 2011.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the compensation committee of the Board of Directors:

Gerri A. Henwood, Chair

Bernard J. Kelley

Matthew V. McPherron

Scott R. Ward

Date: April 15, 2011

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with Company management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the audit committee. The audit committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board and the audit committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee approved and recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. Previously, the audit committee approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

The audit committee and the Board of Directors have also approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2011.

Submitted by the audit committee of the Board of Directors:

H. Ward Wolff, Chair

Bernard J. Kelley

Scott R. Ward

Date: April 15, 2011

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions, other than compensation transactions which are subject to review and approval by our compensation committee. We have not entered into any financial transactions with any immediate family member of a director or executive officer of our company. If we were to do so, any such material financial transaction would need to be approved by our audit committee prior to our company entering into such a transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	4,196,806	(1)	$9.63	(2)	2,352,199	(3)
Total	4,196,806		$9.63		2,352,199

(1)

Includes 4,071,903 shares of our common stock to be issued upon exercise of outstanding options, 26,903 shares upon exercise of warrants and 98,000 shares upon vesting of performance-based restricted stock units.

(2)	The weighted average exercise price does not take into account the shares to be issued upon vesting of performance-based restricted stock units, which do not exercise price.
(3)	Includes 1,859,519 shares of common stock remaining available for future issuance under our 2007 Equity Award Plan and 492,680 shares under our Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year ended December 31, 2010 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

It is currently contemplated that our 2012 annual meeting of stockholders will be held on or about May 19, 2012. In the event that a stockholder desires to have a proposal considered for presentation at the 2012 annual meeting of stockholders and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 16, 2011. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his, her or its own proxy solicitation for the 2012 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination no later than 90 days or no earlier than 120 days before May 19, 2012 (i.e., the one-year anniversary of the Annual Meeting) (provided, however, that in the event that the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 70 days after May 19, 2012, the notice must be delivered to us no earlier than 120 days prior to the 2012 annual meeting of stockholders and no later than the later of (i) 90 days before the 2012 annual meeting of stockholders or (ii) 10 days following the day the 2012 annual meeting of stockholders is first announced by us). If the notice is not received by such date, it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2012 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our Bylaws.

Proposals and notices should be directed to the attention of the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

ANNUAL REPORT

A copy of our 2010 Annual Report on Form 10-K, which includes financial statements but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 1, 2011, together with all proxy materials. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our Common Stock on the Record Date may request a copy of our annual report and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to the Secretary, MAP Pharmaceuticals, Inc., 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matter is presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

/s/ CHARLENE A. FRIEDMAN

CHARLENE A. FRIEDMAN

Senior Vice President, General Counsel and Secretary

April 15, 2011

PROXY

MAP PHARMACEUTICALS, INC.

Annual Meeting of Stockholders – May 19, 2011

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Timothy S. Nelson and Charlene A. Friedman as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Annual Meeting, receipt of which is hereby acknowledged, and according to the proxy holder’s discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of MAP Pharmaceuticals, Inc. to be held on Thursday, May 19, 2011, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxy holders will vote FOR the nominees listed on the reverse side of this proxy, FOR ratification of the appointment of the independent registered public accounting firm, FOR approval of the compensation of the Named Executive Officers, FOR approval of a THREE YEAR frequency for stockholder advisory voting on the compensation of the Named Executive Officers and, in the discretion of the proxy holders, on other matters that may properly be presented at the Meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the Meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the postage prepaid envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

Notice of Internet Availability of Proxy Material:

The Notice of Meeting, proxy statement and proxy card are available at

http://ir.mappharma.com/annual-proxy.cfm

Mark, sign and date your proxy card and return it in the postage-prepaid envelope provided or return to MAP Pharmaceuticals, Inc., c/o American Stock Transfer & Trust Co., 59 Maiden Lane, New York, N.Y. 10038

Please Detach Here

▼ You Must Detach This Portion of the Proxy Card ▼

Before Returning it in the Enclosed Envelope

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAP PHARMACEUTICALS, INC.

The Board of Directors recommends a vote FOR Items 1, 2, and 3 and a vote FOR THREE YEARS for Item 4.

1.	Nominees for Director:

John G. Freund	☐ FOR	☐ WITHHOLD
H. Ward Wolff	☐ FOR	☐ WITHHOLD

2.	Ratification of Appointment of Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, by non-binding vote, of the compensation of the Named Executive Officers of MAP Pharmaceuticals, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Recommendation, by non-binding vote, of the frequency of stockholder advisory voting on the compensation of the Named Executive Officers of MAP Pharmaceuticals, Inc.

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN

Unless otherwise specified, this proxy will be voted FOR the listed nominees for director, FOR ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of MAP Pharmaceuticals, Inc., FOR approval of the compensation of the Named Executive Officers of MAP Pharmaceuticals, Inc. and FOR THREE YEARS on the frequency for stockholder advisory voting on the compensation of the Named Executive Officers of MAP Pharmaceuticals, Inc.

Please sign exactly as the name or names appear in this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person

Signature of Stockholder

Signature of Stockholder (Joint Owners)

Date:

I/We expect to attend this meeting	☐

MARK HERE FOR ADDRESS CHANGE
AND NOTE CORRECTIONS ON THE	☐
MAILING LABEL